Exhibit 99.4

PROTECTED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “Protected,” “we,” “us,” “our” and other similar terms refer to Protected.net Group Limited and its subsidiaries prior to the Business Combination.

The following discussion and analysis of the financial condition and results of operations of Protected should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements, and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.

Company Overview

Protected provides a comprehensive antivirus product solution to its customers that provides robust and resilient protection against online threats. The product consists of a core Antivirus software, with the ability to add additional products and services, to build up a security package based on a customer’s needs. These products include unlimited devices, VPN, Adblock, ID Protect and are managed to ensure they provide a value added service to the customer base. This software is sold in either a monthly or annual subscription predominantly through the flagship brand TotalAV.

Protected.net Group Limited was formed as a limited liability company in England and Wales on 4th May 2016, under the company number 10161957.

Protected sells its software all over the world, with the vast majority of these sales being made in the United States, the United Kingdom, Germany, France, Australia, Canada, Italy and Spain. Operations outside of the United Kingdom are subject to inherent risks due to operating in different legal systems and economic environments. Among the risks are; changes and differences in tax laws, income repatriation and exposure to currency fluctuations. Protected does not currently engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates, however this is something that it may consider in the future as the business grows.

COVID-19

The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services. However, Protected is fortunate to have suffered minimal adverse effects as a result of the COVID-19 pandemic. Throughout 2020, Protected was able to increase its customer base, which is partly attributable to more people working from home and using their devices. While its offices were required to close, Protected was able to provide its staff with the required tools to work effectively from home. In 2021, the business was able to see the renewal revenue for this cohort of customers start to come through, with these sales sharing similar renewal patterns to the remaining customer base. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact the Protected business, financial condition and results of operations, cannot be predicted with certainty. Many of these ongoing and future developments are beyond the control of Protected, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.

Components of Our Results of Operations

Revenue

The following is a description of Protected’s products and services from which it generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

Delivery of Antivirus Software

Protected is a leading distributor of computer protection software. Its primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on up to three separate devices.

Delivery of additional add-on service(s)

In addition to TotalAV Antivirus Pro, customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.

Protected recognizes the sale of software over the length of the subscription (annually or monthly). It has two performance obligations (i.e., the delivery of antivirus software and the delivery of additional add-on service(s)). Each product has its own pricing, which is then acknowledged and deferred out over the period of that subscription. Accordingly, we recognize deferred revenue that changes significantly from period to period.

For a description of our revenue recognition policies see “Note 2—Summary of Significant Accounting Policies—Revenue” of Protected’s consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus.

Cost of Revenues

Cost of revenues includes marketing costs, data centre, royalties, support, risk prevention and merchant fees as well as salary costs for our customer facing workforce. The most significant cost within cost of revenue is marketing expense, which is intrinsically linked to sales. Such costs are expensed as incurred. Marketing costs relate to the costs paid to third party affiliates and advertisers to promote its brands and products. These costs are the largest category of expenses that Protected incurs.

Protected expects its cost of revenue to increase in absolute dollars in future periods as its customer base continues to grow. Growth in our customer base means that Protected will incur greater marketing costs, merchant processing costs and increased support costs in addition to increased headcount and staff costs, Protected does anticipate that these costs will fluctuate materially as a percentage of revenue.

Other Operating Income

Protected classifies its other operating income into the following categories:

Gain on sale of intangible assets are exclusively made up from the proceeds of selling the customer base of Network Protect Limited (a 100% owned subsidiary) in 2020.

Foreign currency, gains and losses which are Accounted for at period end, or when an invoice is paid or received.

Other operating income is made up of income generated from recharging expenses incurred by Protected to the relevant parties, compensation received from one of our merchant processors and fund received from the UK government in relation to the Coronavirus Job Retention Scheme.

Operating Expenses

Protected classifies its operating expenses into the following categories:

General, and administrative costs primarily include:

Salaries and benefits relating to its non-customer facing workforce. This breakdown also includes the national insurance and employee benefit costs for these staff.

Other related costs which include, software costs incurred to service its customers, travel and entertaining costs as well as professional and legal fees, costs related to the merger and the VAT provisions currently held.

Related party rent expense includes rent paid in regards to the license to occupy held at our company offices.

Non-Operating Income (Expense)

Non-operating income (expense) primarily includes the following:

Related party interest expense is mainly related to a loan received from System1 in 2020, which carried a 10% interest rate. This loan was repaid in full in 2020. Interest expense is accrued on the loan agreement with Silicon Valley Bank for a combined $15 million facility, which accrues interest between 3.5% and 7.5% dependent on financial performance.

Related party interest income relates to income received through a loan agreement held with System1 SS Protect Holdings Inc. which carried an interest rate at 3.5% from March 31, 2021, prior to this the rate was 5%.

Income Tax Benefit

The provision for (benefit from) income taxes consist primarily of UK corporation tax.

Protected recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Protected accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Protected recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Protected recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Results of Operations

The following tables set forth Protected’s consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year ended December 31,
($ in thousands)	2021	2020
Revenue	$144,541	$90,908
Cost of revenues	98,946	97,980

Gross income/(loss)	45,595	(7,072)
Other Operating Income:
Gain on sale of intangible assets	—	1,580
Other operating income/(expense)	(997)	(86)

Total other operating income/(expense)	(997)	1,493
Operating Expenses:
General and administrative expense	15,912	6,711
Related party rent expense	665	536

Total Operating Expenses	16,577	7,247
Operating income/(loss)	28,020	(12,826)
Non-operating income (expense)
Related party interest expense	—	(406)
Related party interest income	941	2
Interest expense	(583)	(29)

Total non-operating income (expense)	358	(433)

Income/(loss) from continuing operations before income taxes	28,378	(13,258)
Income tax benefit	15,173	—

Net income/(loss)	$43,551	$(13,258)

	Year ended December 31,
(as a percentage of revenue)	2021	2020
Revenue	100%	100%
Cost of revenues	68	108
Gross income/(loss)	32	(8)
Other Operating Income:
Gain on sale of intangible assets	—	2

Other operating income/(expense)	(1)	—
Total other operating income/(expense)	(1)	2
Operating Expenses:
General & administrative expenses	11	7
Related party rent expenses	—	1

Total Operating Expenses	11	8
Operating loss	19	(14)
Non-operating income (expense)
Related party interest expense	—	—
Related party interest income	1
Interest expense	—	—
Other income (expense)	1	—

Total non-operating income/(expense)	—	—
Income/(loss) from continuing operations before income taxes	20	(15)
Income tax benefit	10	—

Net income (loss)	30	(15)

Comparison of the Years Ended December 31, 2021 and 2020

Revenue

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Revenue	$144,541	$90,908	$53,633	59%

The increase in revenues in 2021 over 2020 largely relate to the compounding effect of subscription renewals on our ever-increasing customer base. Subscription renewal revenue contributed 91.99% of the revenue increase in the period with the remaining 8.01% attributable to new revenue, chargeback disputes & refunds in the period. In 2021, Protected onboarded 1,402 new paying customers and ended the period with 2,208 paying customers, compared to 1,338 and 1,905, respectively, over prior year. The larger customer base results in higher renewals for the business which in turn leads to increased revenue. From a dollar increase, subscription renewals before chargbacks and refunds increased by $53,978 up to $132,959.

Cost of Revenues

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Cost of Revenues	$98,946	$97,980	$966	1%
Percent of revenue	68%	108%

The change in the cost of revenues is attributed to an increase in merchant fee costs of $2,566 and support costs of $546. Protected has increased activity with its two primary merchant processors in 2021, this resulted in higher overall fees but the increase is due to a greater number of transaction volumes. These merchants offer better returns and success rates of payment processing. In line with the continuous growth of our customer base, support headcount and outsourced costs have also increased to ensure that customers continue to receive the same high level of service and to ensure internal SLA’s are met. Advertising spend has remained relatively consistent with 2020 (a small decrease of $821). Protected advertising spend, excluding advertising spend for subscribers for terminated product lines, for 2021 was $76,449 to acquire 1,397 new subscribers, and in 2020, Protected advertising spend, excluding advertising spend for subscribers for terminated product lines, was $76,664 to acquire 1,338 new subscribers. Cost of revenues as a percentage of revenue decreased compared to the prior year because of a mix shift in revenue towards renewal revenue versus new customer revenue, as described above, and cost of revenue is primarily driven by advertising spend to acquire new customers. Excluding advertising spend on non- terminated product lines, cost of revenues as a percent of revenue was 16% in 2021 as compared to 23% in 2020. Cost of revenues excluding advertising spend as a percentage of revenue decreased due to a mix shift in revenue towards renewal revenue versus new customer revenue, as described above, as renewing subscribers typically pay a higher price for the product.

Gain on Sale of Intangible Assets

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Gain on Sale of Intangible Assets	$—	$1,580	$(1,580)	100%
Percent of revenue	0%	2%

The decrease in gain on sale of intangible assets was due to the sale of the Network Protect customer base in August 2020 for $1,600.

General and Administrative Expenses

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
General and administrative expenses	$15,912	$6,711	$9,201	137%
Percent of revenue	11%	7%

The increase in general and administrative expenses is primarily due to the increase of $4,538 in indirect salary costs as a result of increased headcount as well as two directors commencing salary withdrawals from the business and the relevant National Insurance contributions from these. There was also an increase in the VAT provision held in the period of $1,492. This also includes merger related expenses incurred by the business ($1,163). Consultancy costs increased by $532 which included the costs of preparing our financials to US GAAP. In addition to this, accountancy costs increased by $97 in the period.

Related Party Rent Expenses

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Related party Rent expenses	$665	$536	$129	24%
Percent of revenue	0%	1%

Related party rent expense increased by $129 due to an increase in the license to occupy held with the related party.

Other Operating (Expense)/Income

	Year ended December 2021		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Other operating income/(expenses)	$(997)	$(86)	$(911)	(1060)%
Percent of revenue	(1)%	—%

The increase in other operating expense was primarily due to increased foreign exchange costs of $1,341 in 2021 compared with $135 in 2020. As the business collects revenue from its customers in AUD, CAD, EUR, GBP and USD, the company holds cash balances in a variety of accounts that are subject to changes in foreign exchange rates. The business is considering the use of financial instruments as a way of minimising this risk. The remaining difference is a result of the business receiving compensation from one of its merchant processors due to an issue in their reporting ($220).

Non-Operating Income/(Expense)

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Non-Operating Income/(Expense)	$358	($433)	$790	182%

The business had increased interest costs in 2021 of $583 as a result of the Silicon Valley Bank loan taken out in 2020 and 2021. The business utilised this to loan funds to its parent company System1 SS Protect Holdings Inc. The loan attracted interest income of $941 in 2021.

Liquidity and Capital Resources

As of December 31, 2021, Protected had cash and cash equivalents of $35.1 million, which consists of amounts held with current banks and cash held in our merchant accounts.

Historically, Protected’s available liquidity and operations have been financed through the issuance of ordinary and preferred equity securities. Protected has incurred substantial and negative cash flows from operations in every fiscal period up to December 2020. In 2021, with the effect of its renewing customer base became cash generative. In 2021, we achieved net income of $43.6 million and generated $43.9 million in cash from operations and had an accumulated deficit of $45.7 million as of December 31, 2021. In addition, Protected has extended one of its major business relationships with the provider of its antivirus licenses through 2025. Protected was also able to secure a loan facility in December 2020, described below under “Debt”.

Protected believes that its operating results and cash balance will be sufficient to fund its operations for the next 12 months from the date of issuance of these financial statements. Future capital requirements will depend on many factors, including Protected’s rate of revenue growth and the level of expenditures of Protected. During the years ended December 31, 2021 and 2020, our estimates and assumptions required increased judgment and carried a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. As of the date of issuance of the consolidated financial statements, Protected is not aware of any specific event or circumstance that would require an update to its estimates, judgments or adjust the carrying value of its assets or liabilities. These estimates used in the preparation of Protected’s financial statements may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to Protected’s consolidated financial statements.

Debt

On December 17, 2020, Protected entered into a new Facilities Agreement with Silicon Valley Bank that provides for a facility of up to $10.0 million (“Facility A”), and an additional facility (“Facility B”) up to $5.0 million, not to be used until Facility A is fully used. Protected was charged an arrangement fee of $150 thousand in respect to Facility A and $75 thousand in respect to Facility B. The arrangement fee was paid on December 17, 2020 relating to Facility A. The Facilities Agreement contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3.0 million and $5.0 million during the period ending on the termination date of December 17, 2023. Facility A and Facility B both carry an interest rate of between 3.5% and 7.5% dependent on Protected’s financial performance. Repayments are at 3.75% of principal for the first two years and 17.5% during the final year.

The total loan balance was $13.5 million and $10 million as of December 31, 2021 and December 31, 2020, respectively. Deferred financing fees related to this loan totaled $141,052 and $148,194 as of December 31, 2021 and December 31, 2020, respectively. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the year ended December 31, 2021 was $82,143.

Cash Flows

The following table summarizes Protected’s cash flows for the periods presented:

	Year ended December 31,
($ in thousands)	2021	2020
Net cash provided by/(used in) operating activities	$43,887	$(84)
Net cash provided used in investing activities	(22,319)	(8,773)
Net cash provided by financing activities	2,976	9,850

Operating Activities

Protected’s operating cash flows are predominantly impacted by three primary factors; new customer revenue, subscription renewal revenue and marketing costs.

As part of Protected’s model, marketing costs and customer acquisition cost (“CAC”) exceed new customer revenue and average order value (“AOV”), which, on average, results in a loss to acquire each new customer. Importantly, Protected incurs no direct marketing costs for subscription renewals, and due to the renewal being charged at full price, the AOV is higher than that of the initial subscription. The effect of no marketing expenditures on subscription renewals, greater AOV, and strong retention rates results in Year on Year (YoY) growth in operating cash flows from the primary drivers and positive Return on Investment (ROI) on the customer base.

Subscription renewals also lead to increases in deferred revenue year on year, which is referred to in Protected’s non-GAAP measures. The change in cash position during 2021 is reflected in the increase in deferred revenue each year, as revenue is recognised over the term of the customer’s subscription period, whereas marketing costs are recognised at the time of sale.

Aside from the three primary underlying drivers mentioned above, staff costs (salaries, bonuses and benefits) are the only other item that impacts operating cash flows in any material way. However, they do not grow linearly with revenue resulting in further increased operating cash flows over time.

In 2021, cash provided by operating activities of $43,887 resulted primarily from customer billings of $154,541 offset by advertising costs ($52,261) and payroll expenses ($7,350), and an increase in deferred revenue of $9,999 driven by a mix shift in revenue to renewing subscribers who typically pay a higher price for the product, as described above. For further information on the increases in billings, advertising and payroll expense, please refer to the Results of Operations section above. During this period, the business has utilized its cash generated to help reduce its account payables by $3,118. The business also carries an increased VAT liability of $5,037 which is linked to the increase in revenue in the period.

In 2020, cash used in operating activities of $84 resulted primarily from customer billings of $107,871 offset by advertising costs ($80,113) and payroll expenses ($3,411), and an increase in deferred revenue of $18,084 driven by a mix shift in revenue to renewing subscribers who typically pay a higher price for the product, as described above. For further information on the increases in billings, advertising and payroll expense, please refer to the Results of Operations section above. In 2020, the Company also settled its VAT obligations to EU member countries which was outstanding at the end of 2019, leading to a $1,801 decrease in the VAT tax liability accrual for the period.

Investing Activities

Protected’s primary investing activities consist of the disposal of the customer base of Network Protect in August 2020, funds advanced to System1 SS Protect Holdings, Inc., and the purchase of fixed assets.

In 2021, cash used by investing activities of $22.3 million was primarily due to the funds advanced to System1 SS Protect Holdings.

In 2020, cash used by investing activities of $8.8 million was primarily due to the funds advanced to System1 SS Protect Holdings.

Financing Activities

Protected’s financing activities consisted primarily of borrowings and repayments of our debt, as well as the payment of deferred financing costs.

In 2021, cash provided by financing activities of $3.0 million was due to the drawdown of funds from Silicon Valley Bank less any repayments in addition to the financing costs paid in relation to this loan. In 2020, cash provided by financing activities of $9.9 million was primarily due to the drawdown of funds from Silicon Valley Bank.

Contractual Obligations and Known Future Cash Requirements

Contingencies

From time to time, Protected is subject to contingencies that arise in the ordinary course of business. Protected does not currently believe the resolution of any such contingencies will have a material adverse effect upon Protected’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the most significant estimates in our consolidated financial statements relate to business combinations, goodwill, the estimate of variable consideration for revenue recognition, including the refund liability, impairment of long-lived assets, deferred taxes and the VAT liability as these have the greatest potential impact on the consolidated financial statements. These are described below.

Business Combinations

We account for our business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. The estimated fair value of the net assets acquired determined using the income approach to valuation is based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, such as trade names, is determined using the cost to recreate method or a relief from royalty method depending on the asset acquired.

The most significant assumptions under the cost to recreate method is to value acquired intangible assets including the cost and time to build the acquired technology as well as the developers’ profit and rate of return. Management develops these assumptions based on historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

If the business combination provides for contingent consideration, we record the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as a measurement-period adjustment. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.

Goodwill

Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques. Goodwill represents a residual value as of the acquisition date, which in most cases results in measuring goodwill as an excess of the purchase consideration transferred plus the fair value of any non-controlling interest in the acquired company over the fair value of net assets acquired, including contingent consideration. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if a triggering event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Management makes judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

The goodwill recorded in the consolidated balance sheet as of December 31, 2021 was $283,809. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill or other intangible assets.

There was no impairment of goodwill or purchased intangible assets in the year ended December 31, 2021.

Revenue Recognition

We recognize revenues from sales transactions which contain sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers, and are considered when estimating the transaction price for a sale. We use the expected value method to determine the amount of refunds using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totalled $536,753 and $511,779 as of December 31, 2021 and December 31, 2020, respectively.

Impairment of long-lived assets

We periodically evaluate long-lived assets held for use, which include property, plant and equipment, and intangible assets whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows. Such assets are reviewed for impairment using factors including, but not limited to, our future operating plans and projected cash flows.

The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to that asset or group of assets, compared to the carrying value of the assets. We recognize impairment if the sum of the undiscounted future cash flows does not exceed the carrying value of the assets. For impaired assets, we recognize a loss equal to the difference between the net book value of the asset and its estimated fair value. Fair value is based on discounted future cash flows of the asset using a discount rate commensurate with the risk. In addition, at the time a decision is made to sell or discontinue use of an asset or group of assets, we record an impairment charge, if appropriate, or accelerate depreciation over the revised useful life of the asset. As of December 31, 2021, June 30, 2021, December 31, 2020 and 2019, management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.

Deferred Tax

Management exercises significant judgement in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available positive and negative evidence bearing upon its ability to realize the deferred tax assets, including past operating results, estimates of future taxable income, reversal patterns of taxable and deductible temporary differences and the feasibility of tax planning strategies. In the event we change our determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

Our provision for income taxes is subject to volatility and could be adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by tax effects of non- deductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations.

VAT Liability

We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices, together with advice received from professional advisors and management believe that accruals for tax liabilities are adequate. We have recorded a provision for Worldwide VAT and US sales tax of $9,140,811 and $6,366,454 as of December 31, 2021 and December 31, 2020, respectively. The liability represents management’s best estimate of amounts due for sales tax and VAT due for sales that have occurred over the applicable periods subject to such indirect taxes. We have not been registered for sales tax in states where the Group had created a Nexus, or VAT in certain countries. We have started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction. At the date of this statement the business has registered in (and began to settle) its historic VAT obligations in: Australia, New Zealand, Norway and Switzerland.

Recently Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to Protected’s consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure about Market Risk

We have operations within the U.S. and internationally, and are exposed to market risks in the ordinary course of our business. These risks include primarily foreign currency exchange risk, inflation, interest rate risk and credit risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable interest rate of 3.5%-7.5%, payable on a quarterly basis. We have not used any derivative financial instruments to manage our interest rate risk exposure. As of December 31, 2021 and December 31, 2020, the total loan balance was $13,500,000 and $10,000,000. A hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in the interest expense of approximately $135,000 annually.

Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Periodically, we maintain cash deposits in financial institutions in excess of government insured limits. Management believes that we are not exposed to significant credit risk as the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality and Protected has not experienced any losses in these deposits.

Foreign Currency Exchange Rate Risk

Our and our subsidiary’s functional and reporting currency is the United States dollars (“USD”). Financial instruments and non-monetary assets denominated in currencies other than USD are remeasured at year end with operating income or loss recorded in the condensed consolidated statement of operations and comprehensive income (loss).